Exhibit 99.1

HealthExtras, Inc. Will Become Catalyst Health Solutions, Inc.

New Name Will Capitalize on Catalyst Rx Brand Recognition

ROCKVILLE, MD – September 16, 2008 – HealthExtras, Inc. (NASDAQ: HLEX) announced that it will change its name to Catalyst Health Solutions, Inc. after a unanimous vote by the board of directors on September 10, 2008. The change will become effective on October 1, 2008 and the Company will trade under the ticker symbol “CHSI”.

“As our largest operating subsidiary, Catalyst Rx has significant brand recognition among our clients,” said David T. Blair, Chief Executive Officer of Catalyst Health Solutions. “Aligning the corporate brand with our most visible operation capitalizes on Catalyst Rx’s brand equity and creates consistency for our shareholders and clients.”

Catalyst Rx accounted for substantially all of the total corporate revenue for the year ended December 31, 2007, and provides integrated pharmacy benefit management services for more than 5 million members in the United States and Puerto Rico.

The day-to-day operations of the Company will remain unchanged.

About HealthExtras, Inc. (soon to become Catalyst Health Solutions, Inc.)

HealthExtras Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in a year-over-year client retention rate of more than 98%. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than five million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility based out of Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Hai Tran, 301-548-2900

htran@HealthExtras.com

SOURCE: HealthExtras, Inc.